EXHIBIT 10.12

                               FIRST AMENDMENT TO
                       SNAP2 CORPORATION STOCK OPTION PLAN
             (F/K/A WHITE ROCK ENTERPRISES, LTD. STOCK OPTION PLAN)

1. Purpose of the First Amendment.

This First Amendment has been adopted by SNAP2 Corporation in order to amend the "White Rock Enterprises, Ltd. Stock Option Plan" previously adopted by the Company. Pursuant to this First Amendment, the Plan is hereby amended as follows:

a.   The name of the plan is the "SNAP2 Corporation Stock Option Plan."

b. Paragraph 1 of the Plan is hereby amended by deleting the existing paragraph 1 in its entirety and inserting in lieu thereof the following:

     1.   Purpose of the Plan.

This Plan shall be known as the SNAP2 Corporation Stock Option Plan and is hereinafter referred to as the "Plan." The purpose of the Plan is to aid in maintaining and developing individuals capable of assuring the future success of SNAP2 Corporation (a Nevada corporation) (the "Company"), to offer such individuals additional incentives to put forth maximum efforts for the success of the Company, and to afford them an opportunity to acquire a proprietary interest in the Company through stock options as provided herein. Options granted under this Plan may be either incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options which do not qualify as Incentive Stock Options ("Non-statutory Stock Options").

     2.   Effect of First Amendment.

Except as specifically set forth herein regarding the change of the name of the Plan and the amendments to paragraph 1 of the Plan as set forth in Section 1 above, the Plan as previously adopted shall remain in full force and effect and shall not be further amended except pursuant to further action by the Board of Directors and, if necessary, the shareholders of the Company.